Exhibit 99.1

WP Roaming III S.à r.l. and subsidiaries

Consolidated financial statements 31 December 2012

U.S. GAAP
Final
March 27, 2013

WP Roaming III S.à r.l. and subsidiaries
Table of contents

Pages
Report of Independent Auditors	3 - 4
Consolidated balance sheets	5
Consolidated statements of operations	6
Consolidated statements of comprehensive income (loss)	7
Consolidated statements of changes in shareholders' deficit and redeemable non-controlling interest	8
Consolidated statements of cash flows	9
Notes to the consolidated financial statements	10 - 32

Report of Independent Auditors

To the Board of Directors and Shareholders of WP Roaming III S.à r.l.

We have audited the accompanying consolidated financial statements of WP Roaming III S.à r.l. and subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of comprehensive income, changes in shareholders' deficit and redeemable non-controlling interest equity and cash flows for each of the 3 years ended December 31, 2012, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

Report of Independent Auditors (continued)

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidate) financial position of WP Roaming III S.à r.l. and subsidiaries at December 31, 2012 and 2011, and the consolidated results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The Company's Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1.2 to the consolidated financial statements, the Company has recurring losses from operations and has a net capital deficiency, and it is likely that it will breach its debt covenants within the next 12 months, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1.2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Ernst & Young
Société Anonyme
Cabinet de révision agréé

Olivier LEMAIRE

Luxembourg, 27 March 2013

WP Roaming III S.à r.l. and subsidiaries
Consolidated balance sheets
as at 31 December 2012 and 2011
(In € thousands, except share data)

	2012	2011
Assets
Current assets
Cash and cash equivalents	28,022	31,433
Accounts receivable, net of allowance of €4,099 and €4,876	27,015	29,197
Prepaid expenses	14,287	2,954
Deferred tax assets	1,598	13,515
Other receivables	6,999	4,088
Assets held for sale	6,083	2,280
Total current assets	84,004	83,467

Property and equipment, net	2,902	4,565
Capitalised software, net	11,457	11,413
Goodwill	257,907	258,489
Identifiable Intangibles, net	48,883	65,481
Deferred tax assets	9,243	11,704
Deferred costs, net	—	7,339
Other long term assets	3,270	4,275
Total assets	417,666	446,733

Liabilities and shareholders' deficit
Current liabilities
Accounts payable	4,604	7,855
Income taxes payable	1,531	4,196
Accrued liabilities	16,247	12,531
Deferred revenues	2,522	5,022
Deferred tax liabilities	—	43
Current portion of long term debt	369,476	18,419
Liabilities related to assets held for sale	4,502	4,728
Total current liabilities	398,882	52,794

Long term liabilities
Deferred tax liabilities	5,537	17,173
Long term debt, net of current portion	—	376,655
Notes payable to related parties	559,847	528,965
Other long term liabilities	—	134
Total liabilities	964,266	975,721

Commitments and contingencies (notes 18 and 19)
Redeemable non-controlling interest	156	156
Shareholders' deficit:
Ordinary shares €50.00 par value; 775,185 shares (2011: 177,185 shares) authorised, issued and outstanding	38,759	8,859
Accumulated deficit	(580,581)	(529,315)
Accumulated other comprehensive loss	(4,934)	(8,688)
Total shareholders' deficit	(546,756)	(529,144)
Total liabilities and shareholders' deficit	417,666	446,733

The accompanying notes form an integral part of these consolidated financial statements.

WP Roaming III S.à r.l. and subsidiaries
Consolidated statements of operations
for the years ended 31 December 2012, 2011 and 2010
(In € thousands)

	2012	2011	2010

Revenues	136,573	134,718	138,315

Costs and expenses:
Cost of operations (excluding depreciation and amortisation shown separately below)	40,377	37,816	42,028
Sales and marketing	14,490	17,193	17,916
General and administrative	22,719	17,506	22,756
Transaction related expenses	13,705	—	—
Restructuring cost	3,669	867	1,222
Depreciation and amortisation	24,186	26,382	25,714
Impairment loss	—	—	944
	119,146	99,764	110,580

Operating income	17,427	34,954	27,735

Other income (expense), net:
Interest income	362	192	92
Interest expense	(55,195)	(52,922)	(47,578)
Foreign exchange (loss) / gain	(2,773)	(1,031)	8
Other, net	(637)	(1,486)	(1,135)
	(58,243)	(55,247)	(48,613)
Loss from continuing operations before income tax and equity income in investee	(40,816)	(20,293)	(20,878)

Income tax expense / (benefit)	3,532	5,648	(814)
Equity income in investee	745	796	450

Loss from continuing operations	(43,603)	(25,145)	(19,614)

Discontinued operations:
Loss from discontinued operations, net of income tax (expense) / benefit of €(1,024), €2,486 and €1,547, respectively	(7,663)	(9,129)	(5,406)

Net loss	(51,266)	(34,274)	(25,020)
Net loss attributable
to redeemable non-controlling interest	—	—	(127)
Net loss attributable to WP Roaming III S.à r.l.	(51,266)	(34,274)	(24,893)

The accompanying notes form an integral part of these consolidated financial statements.

WP Roaming III S.à r.l. and subsidiaries
Consolidated statements of comprehensive income (loss)
for the years ended 31 December 2012, 2011 and 2010
(In € thousands)

	2012	2011	2010

Net loss	(51,266)	(34,274)	(25,020)

Other comprehensive (loss) / income (net of tax):
Foreign currency translation adjustment (1)	3,661	(2,658)	(1,893)
Net change in fair value of interest rate swap (2)	(161)	497	(590)
Reclassification adjustment for loss included in net income (3)	254	—	—
Other comprehensive income (loss)	3,754	(2,161)	(2,483)

Comprehensive loss	(47,512)	(36,435)	(27,503)

Comprehensive income loss attributable to redeemable non-controlling interest	—	—	127

Comprehensive loss attributable to WP Roaming III S.a.r.l.	(47,512)	(36,435)	(27,376)

(1)	No taxes related to the foreign currency translation adjustments were recognised during the years ended 31 December 2012, 2011 and 2010.

(2)
Net change in fair values of interest rate swap designated as a cash flow hedge are shown net of tax expenses (benefits) of €(76), €222 and €(263) for the years ended 31 December 2012, 2011 and 2010, respectively.

(3)	Reclassification adjustment for loss included in net income in relation to the cash flow hedge is shown net of tax benefit of €(117) for the year ended 31 December 2012.

The accompanying notes form an integral part of these consolidated financial statements.

WP Roaming III S.à r.l. and subsidiaries
Consolidated statements of changes
in shareholders' deficit and redeemable non-controlling interest for the years ended 31 December 2012, 2011 and 2010
(In € thousands, except share data)

	Shareholders of WP Roaming III S.à r.l.
	Shares	Amount	Accumulated deficit	Accumulated other comprehensive loss	Total shareholders' deficit	Redeemable non-controlling interest	Net Loss
As at 1 January 2010	177,185	8,859	(470,148)	(4,044)	(465,333)	283
Net loss		—	(24,893)	—	(24,893)	(127)	(25,020)
Other comprehensive loss		—	—	(2,483)	(2,483)	—
As at 31 December 2010	177,185	8,859	(495,041)	(6,527)	(492,709)	156
Net loss		—	(34,274)	—	(34,274)	—	(34,274)
Other comprehensive loss		—	—	(2,161)	(2,161)	—
As at 31 December 2011	177,185	8,859	(529,315)	(8,688)	(529,144)	156
Net loss		—	(51,266)	—	(51,266)	—	(51,266)
Other comprehensive loss		—	—	3,754	3,754	—
Common shares issued	598,000	29,900	—	—	29,900	—
As at 31 December 2012	775,185	38,759	(580,581)	(4,934)	(546,756)	156

The accompanying notes form an integral part of these consolidated financial statements.

WP Roaming III S.à r.l. and subsidiaries
Consolidated statements of cash flows
for the years ended 31 December 2012, 2011 and 2010
(In € thousands)

	2012	2011	2010

Cash flows from operating activities
Net loss	(51,266)	(34,274)	(25,020)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortisation	24,186	26,382	29,629
Amortisation of deferred debt issuance costs	2,250	1,900	2,343
Interest accrued on notes to related parties	30,877	27,388	22,430
Provision for doubtful accounts	547	1,118	3,294
Impairment loss	—	9,330	10,444
Change in fair value of interest rate swap	134	—	1,190
Equity income in investee	(745)	(796)	(450)
Deferred income tax (benefit) expense	2,698	(1,422)	(3,356)
Changes in operating assets and liabilities, net of
acquisitions:
Accounts receivable, prepaid expenses and other receivables	(7,471)	8,836	(7,318)
Income taxes payable	(2,665)	(1,136)	(2,233)
Accounts payable, accrued liabilities and other current liabilities	(2,395)	(2,281)	(5,527)
Net cash provided by operating activities	(3,850)	35,045	25,426

Cash flows from investing activities
Acquisitions, net of acquired cash	—	(4,613)	—
Dividend received from investee	1,043	—	—
Capitalisation of internal use software costs	(6,219)	(7,499)	(13,007)
Purchase of property and equipment	(733)	(3,647)	(2,769)
Net cash used in investing activities	(5,909)	(15,759)	(15,776)

Cash flows from financing activities
Proceeds from issuance of ordinary shares	29,900	—	—
Proceeds from issuance of notes to related parties	—	—	47,500
Payment on settlement of derivatives	(371)	—	—
Debt issuance costs paid	(266)	—	(4,638)
Repayment of long term debt	(25,190)	(20,042)	(49,825)
Net cash used in financing activities	4,073	(20,042)	(6,963)

Effect of exchange rates on cash	2,722	(774)	3,550

Net increase (decrease) in cash	(2,964)	(1,530)	6,237
Cash and cash equivalents, beginning of the year	31,433	32,963	26,726
Cash and cash equivalents, end of the year	28,469	31,433	32,963

Cash and cash equivalents at the end of the year attributable to:
Continuing operations	28,022	31,433	32,963
Discontinued operations	447	—	—
	28,469	31,433	32,963
Supplemental disclosure of cash flow information:
Interest paid	22,061	24,421	22,008
Income taxes paid	5,665	5,466	2,684

The accompanying notes form an integral part of these consolidated financial statements.

WP Roaming III S.à r.l. and subsidiaries
Notes to the consolidated financial statements
(In € thousands, except share data)

1.	Corporate information

1.1 General information

WP Roaming III S.à r.l. (the “Company”) is domiciled in Luxembourg and was incorporated on 29 June 2005. The consolidated financial statements of the Company for the year ended 31 December 2012 comprise the Company and its subsidiaries and equity investment (together referred to as the “Group”).

The registered address of the Company is 15, Rue Edmond Reuter, L-5326 Contern, Grand-Duchy of Luxembourg and the registration number is B 109 535.

The Company is a wholly-owned subsidiary of WP Roaming S.à r.l. The Group's ultimate parent is WP Roaming IV S.à r.l., and the ultimate shareholders are funds managed by Warburg Pincus International Partners L.P., Warburg Pincus Private Equity IX L.P. and Warburg Pincus (Bermuda) Private Equity IX L.P (together referred to as the “Warburg Pincus”).

The Group provides inter-operator billing services to mobile and fixed network telecommunication operators worldwide, and electronic data interchange (EDI) and eBusiness integration services in the Scandinavian market. This activity was acquired by the Group on 11 August 2005, when the Group acquired Advent Midas 1 (Cayman) Limited, and the Group expanded with the 2007 purchase of the Cibernet Group. The Group also provides outsourced solutions for mobile data. This activity was acquired by the Group on 10 February 2006, with the acquisition of the End2End sub-group.

From 1 July 2009, the Group abandoned its activity in Mobile Content services which was originally part of the End2End sub-group. The Mobile Content applications activity continues.

On 27 September 2011, the Group decided to dispose of the purchase to pay/eProcurement (PtP), a significant line of business within Evenex reporting unit, and therefore classified its assets as held for sale as at 31 December 2011.

On 3 July 2012, the Group announced a strategic move to expand its global reach and scale. Syniverse Holdings, Inc. (Syniverse), a U.S. based group, signed a definitive agreement on 30 June 2012 to acquire the Group for €172,662, subject to adjustment, plus €250 per month from 31 December 2011 through the closing date (the “Transaction”). The purchase agreement reflects a “locked box” approach, such that Syniverse will acquire the Group with economic effect from 31 December 2011. Syniverse Holdings, Inc. also paid a deposit of €30,000 to the Group's parent. The transaction is subject to regulatory approval.

As part of the Transaction, Management agreed to dispose of the entire Evenex reporting unit (Evenex) that includes both the multi enterprise B2B integration (B2Bi) and PtP lines of business. The Evenex disposition will occur prior to closing the Transaction. The results of operations of Evenex are presented as discontinued operations for the years ended 31 December 2012, 2011 and 2010. Evenex's assets and related liabilities are classified as held for sale in the consolidated statement of financial position as at 31 December 2012. See note 7 for further details.

1.2 Going concern

During the year ended 31 December 2012 the Group incurred significant losses of €51,266 and, as at 31 December 2012, has negative total equity of €546,756.

As disclosed in note 12, the Group is required to comply with certain financial covenants under the Senior Loan Facility agreement. A breach of those covenants would result in the Senior Loan Facility being repayable on demand and would affect the Group's ability to continue as a going concern. On 13 July 2012, the Group obtained a waiver of the covenants from the lenders until 30 June 2013 by which date the Transaction is expected to complete.

The Group is expecting a change in control in 2013 that when effected, will result in the restructuring of the Group's financing. Therefore, these financial statements have been prepared on the going concern basis.

However, in the case the Transaction is not completed by 30 June 30 2013, it is possible that the Group will be in technical breach of its leverage covenant at that date after the waiver lapsed. In the event of transaction non-completion,

WP Roaming III S.à r.l. and subsidiaries
Notes to the consolidated financial statements
(In € thousands, except share data)

the ultimate balance sheet position of the Group will depend on various scenarios which could enable to Group to meet its leverage covenant, including (but not limited to) potential asset disposals which are accretive against its leverage obligation. In the event that it is not able to satisfy its leverage covenant and noting the Group's history of reaching negotiated settlement with its lenders on technical covenant issues, the Board believes that that it will be able to successfully renegotiate the terms of conditions with the lenders. Notwithstanding this view, any failure to ensure Transaction completion may be deemed to create substantial doubt about the ability of the Group to continue as a going concern.

2.	Summary of significant accounting policies

2.1 Basis of preparation

The consolidated financial statements are expressed in Euro (€), rounded to the nearest thousand. The consolidated financial statements have been prepared in accordance with Accounting Principles Generally Accepted in the United States (U.S. GAAP). Non-controlling interest is recognised for the portion not owned by the Group of the consolidated subsidiaries.

Certain comparative figures have been reclassified to conform to the presentation adopted in the current period.

2.2 Principles of consolidation

The consolidated financial statements comprise the financial statements of the Company and entities controlled by the Company (its Subsidiaries). Intercompany transactions and balances have been eliminated.

2.3 Use of estimates

We prepare our financial statements using U.S. GAAP, which require Management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expenses during the period. Estimates are periodically reviewed in light of changes in circumstances, facts and experience. Actual results could differ from the Group's estimates.

2.4 Revenue recognition

The majority of revenues are transaction based charges under long term contracts with telecom operators. From time-to-time, if a contract expires and a new contract has not been negotiated or renewed with the customer, services continue to be provided under the terms of the expired contract on a month-to-month billing schedule as new agreements or renewals are negotiated.

2.4.1 Technology interoperability services

Technology interoperability services primarily generate revenues by charging processing fees per transaction. For wireless roaming clearinghouse, SMS/MMS services, Near Real Time Roaming Data Exchange services, Inter-Standard Roaming solutions and Mobile Data Roaming services, revenues vary based on the number or size of data/messaging records provided by customers for aggregation, translation and distribution among operators. Revenues are recognised at the time the transactions are processed. Incremental customer-specific revenues related to customer implementations are deferred and recognised on a straight-line basis over the expected customer life or initial contract period.

2.4.2 Financial clearing house and settlement services

The majority of settlement revenues are based on the number of roaming agreements managed on the customers' behalf, and the income derived from financial clearing bank accounts. Revenues are recognised at the time the services are performed.

2.4.3 Global interworking services, SMS routing

WP Roaming III S.à r.l. and subsidiaries
Notes to the consolidated financial statements
(In € thousands, except share data)

Revenues on Application to Person (“A2P”) and Person to Person (“P2P”) SMSs are generated by charging processing fees per transaction and monthly fees. The processing fees per transaction are based on the delivery of messages generated by wireless subscribers. These revenues are invoiced and recognised at the time the transactions are processed.

2.5 Cash and cash equivalents

We consider all highly liquid investments with original maturities of three months or less to be cash. Cash consists primarily of deposit accounts and are stated at cost, which approximates fair value.

The Group maintains cash accounts related to its financial clearing activities. The accounts are in the name of the Group entities, but established on behalf of the customers who are the beneficial owners of the accounts. At 31 December 2012 and 2011, these customer cash accounts amounted to €221,326 and €220,211, respectively. As the customers are the beneficial owners, these accounts are not included in the Company's consolidated financial statements.

2.6 Accounts receivable

Accounts receivable are measured at their net realisable value after allowance for doubtful accounts. Allowance for doubtful accounts are established when there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of the receivables. As of 31 December 2012 and 2011, the allowance for doubtful accounts was €4,099 and €4,876.

2.7 Market concentrations and credit risk

Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of cash and trade accounts receivable. Although the Group maintains its cash balances with accredited financial institutions, the Group had substantially all cash balances at financial institutions without or in excess of insured limits at 31 December 2012 and 2011. The Group does not believe it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

No individual customer accounted for more than 10% of total revenue for the years ended 31 December 2012, 2011 and 2010, and no individual customer accounted for more than 10% of net accounts receivable at 31 December 2012 and 2011.

2.8 Property and equipment

Items of property and equipment, consisting of furniture, fixtures and computer equipment, are stated at cost less accumulated depreciation and impairment losses.

Depreciation is charged to the statement of operations on a straight-line basis over the estimated useful lives of items of property and equipment, and major components that are accounted for separately.

The estimated useful lives are as follows:

Computers and equipment	3 years
Furniture and fixtures	3-5 years

Leasehold improvements are depreciated over the shorter of the term of the lease and useful lives. Depreciation methods, useful lives and residual values are reassessed annually and adjusted prospectively, if appropriate. When the depreciable assets are replaced, retired or otherwise disposed of, the related cost and accumulated depreciation are deducted from the respective accounts and any gains or losses on disposition are recognised in income. Repairs and maintenance costs are expensed as incurred.

2.9 Capitalised software costs

WP Roaming III S.à r.l. and subsidiaries
Notes to the consolidated financial statements
(In € thousands, except share data)

Capitalised software costs are stated at cost less accumulated amortisation and impairment losses. Capitalised software costs are amortised when the asset is available for use. Amortisation is charged to the statement of operations on a straight-line basis over the estimated useful lives of 3 years. Purchased software is stated at cost less accumulated amortisation and impairment losses. Costs incurred in preliminary stages of development are expensed as incurred. Once an application has reached the technological feasibility, internal and external costs, if direct and incremental, are capitalised until the software is substantially complete and ready for its intended use. The expenditure capitalised includes third party direct costs as well as the cost of direct labour and employee benefits. Other development costs are expensed as incurred. Software maintenance and training costs are expensed as incurred.

2.10 Business combinations and goodwill

Business combinations are accounted for by applying the purchase method. Goodwill arising on the acquisition of a subsidiary represents the excess of the consideration paid over the Group's interest in the net fair value of the identifiable assets acquired and liabilities assumed of the subsidiary recognised at the date of acquisition. If the consideration paid is lower than the fair value of the net assets, the difference is recognised in the statement of operations. Goodwill resulting from acquisitions is allocated at the time of acquisition to the reporting units that are expected to achieve financial benefits from the business combination. A reporting unit is an operating segment or one level below an operating segment, referred to as a component. The Group has identified four reporting units: (i) MACH Core, which relates to mobile roaming, financial and data clearing business activities; (ii) Evenex, which relates to the eProcurement and EDI services; iii) Mobile Messaging ("MME"), which relates to mobile messaging services; and (iv) MACH Content Application, which relates to mobile content services. The Evenex business has been classified as a discontinued operation as discussed in Note 7.

Goodwill is not amortised, but instead is tested for impairment, at least annually on 31 December, or more frequently if indicators of impairment arise, for each reporting unit. The annual impairment test is a two-step process. We first compare the carrying value (including goodwill) of the reporting unit to its fair value. If the carrying value (including goodwill) exceeds the reporting unit's fair value, then the implied fair value of the goodwill is determined in the same manner used to determine the amount of goodwill in a business combination. If the carrying value of goodwill exceeds the implied fair value of the goodwill, an impairment charge is recognised in the amount equal to that excess.

2.11 Finite-lived identifiable intangible assets

Know-how and brand name are identified and recognised separately from goodwill when they satisfy the definition of an intangible asset and their fair values can be measured reliably. Subsequently, they are stated at cost less accumulated amortisation and impairment losses.

Expenditure on know-how and brand name that are not part of a business combination is expensed as incurred.

Customer contracts are identified and recognised separately from goodwill when they satisfy the definition of an intangible asset and their fair values can be measured reliably. Subsequently, they are stated at cost less accumulated amortisation and impairment losses. Customer contracts are amortised from the date of acquisition and are based on the remaining life of the customer contracts. Expenditure on acquired customer contracts that are not part of a business combination is expensed as incurred.

Amortisation is charged to the statement of operations on a straight-line basis over the estimated useful lives of the intangible assets.

The estimated useful lives are as follows:

Customer contracts	3-10 years
Know-how and brand name	10 years

Amortisation methods and useful lives are reassessed annually.

2.12 Impairment of long-lived assets

WP Roaming III S.à r.l. and subsidiaries
Notes to the consolidated financial statements
(In € thousands, except share data)

The carrying amounts of the Group's long-lived assets, except for deferred tax assets, are reviewed at each balance sheet date to determine whether there is any indication of impairment. If any such indication exists, the Group determines the sum of the estimated undiscounted future cash flows attributable to the long-lived assets in question is less than its carrying amount, and if less, the Group recognises an impairment loss based on the excess of the carrying amount of the long-lived assets over its respective fair value. Fair value is estimated based on the discounted future cash flows. Assets to be sold are stated at the lower of the assets' carrying amount or fair value and depreciation is no longer recognised. Impairment losses are recognised in the statement of operations.

2.13 Equity method investment

We account for investments in which we have significant influence under the equity method of accounting. We record equity method investments at cost and adjust for the appropriate share of the net earnings or losses of the investee. We record investee losses up to the amount of the investment plus advances and loans made to the investee, and financial guarantees made on behalf of the investee.

2.14 Taxation

Income tax - The Group is subject to income taxes of domestic and foreign operations. Deferred tax assets and liabilities are recognised for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in income tax rates is recognised as income or expense in the period that includes the enactment date.

The Group intend to reinvest substantially all of the unremitted earnings of foreign subsidiaries and postpone their remittance indefinitely. Accordingly, no provision for income taxes for remitted earnings from these subsidiaries was recorded in the accompanying consolidated statements of operations.

Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realised.

Sales tax - Revenues, expenses and assets are recognised net of the amount of sales tax except:

•
Where the sales tax incurred on a purchase of assets or services is not recoverable from the taxation authority, in which case the sales tax is recognised as part of the cost of acquisition of the asset or as part of the expense item as applicable;

•	Receivables and payables that are stated with the amount of sales tax included.

The net amount of sales tax recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the balance sheet.

2.15 Employee benefits

Obligations to contribute to defined contribution pension plans are recognised as an expense in the statement of operations as incurred. The Group does not have any material pension or post retirement plan arrangements.

2.16 Fair value of financial instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the reporting date. See note 16 for more information, including the fair value of assets and liabilities required to be measured at fair value on a recurring basis and where they are classified within the hierarchy as of 31 December 2012 and 2011.

2.17 Derivative financial instruments and hedging activities

WP Roaming III S.à r.l. and subsidiaries
Notes to the consolidated financial statements
(In € thousands, except share data)

The Group uses derivative financial instruments to hedge its exposure to interest rate risks arising from financing activities. In accordance with its treasury policy, the Group does not hold or issue derivative financial instruments for trading purposes. Derivatives that do not qualify for hedge accounting are accounted for at fair value with changes recorded in statement of operations.

Derivative financial instruments are recognised initially at trade date at fair value. Subsequent to initial recognition, derivative financial instruments are stated at fair value. Recognition of any resulting gain or loss depends on the nature of the item being hedged, which is described below.

The fair value of interest rate swaps is the estimated amount that the Group would receive or pay to terminate the swap at the closing date, taking into account current interest rates and the current creditworthiness of the swap counterparties.

Where a derivative financial instrument is designated as a hedge of the variability in cash flows of a recognised liability or a firm commitment, the effective part of any gain or loss on the derivative financial instrument is recognised directly in accumulated other comprehensive income (loss). When the firm commitment results in the recognition of an asset or liability, the cumulative gain or loss is removed from accumulated other comprehensive income (loss) and recognised in the statement of operations at the same time as the hedged transaction. The ineffective part of any gain or loss is recognised in the statement of operations immediately.

When a hedging instrument or hedge relationship is terminated, but the hedged transaction is still expected to occur, the cumulative gain or loss at that point remains in shareholders' deficit and is recognised in accordance with the above policy when the transaction occurs. If the hedged transaction is no longer probable, the cumulative unrealised gain or loss recognised in accumulated other comprehensive income (loss) is recognised in the statement of operations immediately.

2.18 Foreign currency

For each of the reporting entities in the Group a functional currency is determined. Gains and losses on transactions denominated in currencies other than the functional currencies are included in foreign exchange gains and losses in the consolidated statements of operations. For the years ended 31 December 2012, 2011 and 2010, we recorded foreign currency transaction (losses) / gains of €(2,773), €(1,031) and €8, respectively.

The assets and liabilities of subsidiaries whose functional currency is not Euros are translated at the period-end foreign exchange rate. The resulting translation adjustment is recorded as a component of accumulated other comprehensive loss and is included in shareholders' deficit. Translation gains and losses on intercompany balances which are deemed to be of a long term investment nature are also recorded as a component of other comprehensive income (loss). Income statement items are translated at the average foreign exchange rates prevailing during the period.

2.19 Accumulated other comprehensive loss

Accumulated other comprehensive loss is comprised of changes in our currency translation adjustment account, net of tax and changes in the fair value of our interest rate swap, net of tax.

Accumulated other comprehensive loss for the period ended 31 December 2012, 2011 and 2010 is as follows:

WP Roaming III S.à r.l. and subsidiaries
Notes to the consolidated financial statements
(In € thousands, except share data)

	Foreign Currency Translation Gain (Loss)	Net Change in Fair Value of Cash Flow Hedges	Total

As at 1 January 2010	(4,044)	—	(4,044)
Changes	(1,893)	(590)	(2,483)
As at 31 December 2010	(5,937)	(590)	(6,527)
Changes	(2,658)	497	(2,161)
As at 31 December 2011	(8,595)	(93)	(8,688)
Changes	3,661	93	3,754
As at 31 December 2012	(4,934)	—	(4,934)

2.20 Assets classified as held for sale and discontinued operations

Assets classified as held for sale are measured at the lower of their carrying amount and fair value less costs to sell. Assets are classified as held for sale if their carrying amounts will be recovered principally through a sale transaction rather than through continuing use. This condition is regarded as met only when the sale is highly probable and the asset or disposal group is available for immediate sale in its present condition. Management must be committed to the sale, which should be expected to qualify for recognition as a completed sale within one year from the date of classification.

Assets held for sale are considered as discontinued operations when they represent identifiable operations and cash flows (for both operating and management purposes) and they represent a major line of business or geographic area of operations to be disposed of, or available for sale. Revenue and expenses associated with discontinued operations are presented in a separate line in the consolidated statement of comprehensive income. Adjustments to the comparative information as originally reported in the statement of comprehensive income are done for those assets held for sale categorised as discontinued operations.

Property and equipment and intangible are not depreciated or amortised once classified as held for sale.

3.	Recent accounting pronouncements

The Financial Accounting Standards Board (FASB) has issued Accounting Standards Update (ASU) 2013-021 to improve the reporting of reclassifications out of AOCI. The ASU sets requirements for presentation for significant items reclassified to net income in their entirety during the period and for items not reclassified to net income in their entirety during the period. It requires companies to present information about reclassifications out of AOCI in one place because the FASB believes it's important for users of the financial statements to have a road map about the effect of reclassifications on the financial statements. It also requires companies to present reclassifications by component when reporting changes in AOCI balances. This statement will change certain presentations in the financial statements but will have no impact on our financial position or results of operations.

4.	Business combinations

On 30 June 2011 the Group acquired all of the outstanding shares of OpTel Informatik GmbH (now renamed MACH Solutions GmbH) for €5,975 in cash. The company is a German telecommunications software provider, specialist in the provision of fraud management and revenue assurance solutions for communication service providers worldwide. The acquisition enables the Group to become a 'One-Stop-Shop' for revenue protection solutions and positions the Group as a global player in the fraud and revenue assurance market.

4.1	Assets acquired and liabilities assumed

The purchase price over the fair value assigned to the net assets has resulted in the recognition of €4,301 in goodwill. The value of the goodwill from this acquisition can be attributed to a number of business factors including, but not limited to, the opportunity to expand the Group's existing Software as a Service (“SaaS”) based fraud and revenue

WP Roaming III S.à r.l. and subsidiaries
Notes to the consolidated financial statements
(In € thousands, except share data)

assurance services portfolio and to offer a more comprehensive range of revenue protection solutions for communication service providers worldwide. The goodwill resulting from this transaction is not deductible for tax purposes.

The following table summarises the purchase price for OpTel Informatik GmbH and the fair values of the separately identifiable assets acquired and liabilities assumed as at the date of acquisition:

Purchase consideration:

Cash consideration	4,950
Contingent consideration	1,025
Total purchase consideration	5,975

Assets acquired and liabilities assumed:

Cash and cash equivalents	337
Accounts receivable and other receivables	603
Identifiable intangibles	2,115
Property and equipment	84
Total assets acquired	3,139

Accounts payable, accrued expenses and other current liabilities	(725)
Deferred tax liabilities	(740)
Total liabilities acquired	(1,465)

Total identifiable net assets at fair value	1,674

Goodwill arising on acquisition	4,301

Total	5,975

The estimated fair values and useful lives of intangible assets acquired as at the date of acquisition were as follows:

		Weighted Average Useful Life
		(years)

Customer contracts	2,006	5
Other intangibles	109	3

The customer contracts were valued using the excess earnings method and the resulting present value of the earnings expected to be generated by the asset, net of a reasonable return on other assets also contributing to that stream of earnings.

Acquisition-related costs of €251 were included in general and administrative expenses in the statement of operations for the year ended 31 December 2011.

4.2	Contingent Consideration

As part of the purchase agreement with the previous owner of OpTel Informatik GmbH, a contingent consideration has been agreed. There will be additional cash payments to the previous owner of OpTel Informatik GmbH of 10.5% of net

WP Roaming III S.à r.l. and subsidiaries
Notes to the consolidated financial statements
(In € thousands, except share data)

sales as defined in the commercial code for the period from 1 January 2011 through 30 June 2013 capped at the maximum of €1,025.

At 31 December 2012 and 2011, the fair value of the contingent consideration was estimated at the maximum amount due of €1,025, consistent with the acquisition date, and was included in the purchase price. This amount was placed in escrow as required per the purchase agreement and is recorded in other long term assets in the consolidated balance sheet.

5.	Transaction related expenses

During the year ended 31 December 2012, Group incurred legal and advisory costs of €13,705 in relation to the acquisition by Syniverse, described in Note 1.1. These expenses are presented as transaction related expenses in the consolidated statement of operations. At 31 December 2012, the Group has recognised in its accounts receivable a balance due from Syniverse of €390 related to the reimbursement of certain transaction related expenses.

6.	Restructuring costs

In January 2012, the Group announced and initiated a restructuring plan intended to improve efficiency in managing MACH's operations, and decrease the complexity of MACH's global organisation and management structures in order to create financial flexibility to invest in MACH's revenue drivers and strategic programs and ensure rapid launch and delivery of new managed services at a higher quality level (the “2012 restructuring plan”).

In the fourth quarter 2010, the Group announced and initiated a restructuring plan intended to recognise the core business of the Group including geographical realignment of resources and functions, the plan continued during 2011 (the “2011 and 2010 restructuring plan”).

For the years ended 31 December 2012, 2011 and 2010, we had the following activity in our restructuring accrual:

Restructuring activity
€'000

As at 1 January 2010
2011 and 2010 restructuring plan, redundancy costs - charges	1,297
2011 and 2010 restructuring plan, redundancy costs - payments	(157)
As at 31 December 2010	1,140
2011 and 2010 restructuring plan, redundancy costs - charges	867
2011 and 2010 restructuring plan, redundancy costs - payments	(1,927)
As at 31 December 2011	80
2011 and 2010 restructuring plan, redundancy costs - charges	—
2011 and 2010 restructuring plan, redundancy costs - payments	(80)
2012 restructuring plan, redundancy costs - charges	2,420
2012 restructuring plan, redundancy costs - payments	(1,072)
2012 restructuring plan, lease termination - charges	1,249
2012 restructuring plan, lease termination - payments	(1,199)
As at 31 December 2012	1,398

The plan includes expenses for the redundancy of approximately 61 employees and closure of the office in Denmark.

During the years ended 31 December 2012, 2011 and 2010, restructuring charges related to continuing operations were €3,669, €867 and €1,297. During the years ended 31 December 2012, 2011 and 2010, restructuring charges

WP Roaming III S.à r.l. and subsidiaries
Notes to the consolidated financial statements
(In € thousands, except share data)

related to the discontinued operations of Evenex were €1,255, €nil and €75 and have been included in the loss from discontinued operations in the consolidated statement of operations.

7.	Discontinued operations

Evenex - In June 2012, as part of the Syniverse acquisition of the Group (note 1.1), Management agreed to dispose of the entire Evenex reporting unit (two lines of business including PtP and B2Bi) before the acquisition is completed. As a result, Evenex is presented as discontinued operation for three years ended 31 December 2012, 2011 and 2010. A summary of the operating results for the Evenex discontinued operation is provided in the table below.

	For the year ended
	31 December
	2012	2011	2010

Revenue	18,133	19,424	19,794
Loss before provision for income tax	(6,639)	(11,615)	(6,953)
Income tax (expense) / benefit	(1,024)	2,486	1,547
Net loss from discontinued operations	(7,663)	(9,129)	(5,406)

As at 31 December 2012, assets and liabilities classified as held for sale include assets and liabilities related to the entire Evenex reporting unit. Details of assets and liabilities classified as held for sale are provided in the table below.

31 December
2012
Assets
Cash and cash equivalents	447
Accounts receivable, net	1,898
Prepaid expenses	331
Other receivables	2,188
Property and equipment, net	653
Capitalised software, net	566
Total assets classified as held for sale	6,083

Liabilities
Accounts payable	1,120
Deferred Income	2,593
Accrued liabilities	789
Total liabilities classified as held for sale	4,502

As at 31 December 2011, assets and liabilities classified as held for sale include only the PtP line of business within Evenex reporting unit. Details of assets and liabilities classified as held for sale are provided in the table below.

WP Roaming III S.à r.l. and subsidiaries
Notes to the consolidated financial statements
(In € thousands, except share data)

31 December
2011
Assets
Accounts receivable, net	1,075
Prepaid expenses	406
Other receivables	29
Property and equipment, net	506
Capitalised software, net	264
Total assets classified as held for sale	2,280

Liabilities
Accounts payable	1,001
Deferred Income	973
Accrued liabilities	2,754
Total liabilities classified as held for sale	4,728

In June 2011, management decided to dispose of the PtP line of business. In conjunction with the decision, management estimated the recoverable amount for certain tangible and intangible assets and an impairment loss of €9,330 was recorded, including €1,518 related to goodwill. The impairment loss was included in the loss from discontinued operations for the year ended 31 December 2011.

The loss after tax from discontinued operations is fully attributable to the Company's equity owners.

8.	Property and equipment

Details of property and equipment, net are provided in the table below.

	31 December
	2012	2011

Computers and equipment	30,758	34,922
Furniture and fixtures	1,637	5,016
Leasehold improvements	2,254	2,224
Other property and equipment	28	24
	34,677	42,186
Accumulated depreciation	(31,775)	(37,621)
Total	2,902	4,565

Depreciation expense related to property and equipment is included in depreciation and amortisation in the consolidated statements of operations and was €2,012, €3,208 and €3,951 for the years ended 31 December 2012, 2011 and 2010, respectively.

9.	Capitalised software

Details of capitalised software, net are provided in the table below.

WP Roaming III S.à r.l. and subsidiaries
Notes to the consolidated financial statements
(In € thousands, except share data)

	31 December
	2012	2011

Capitalised software	31,625	66,129
Purchased software	24,834	33,084
Work in process	4,614	2,665
	61,073	101,878
Accumulated depreciation	(49,616)	(90,465)
Total	11,457	11,413

Amortisation expense related to capitalised software is included in depreciation and amortisation in the consolidated statements of operations and was €5,594, €6,321, and €5,363 for the years ended 31 December 2012, 2011 and 2010, respectively.

10.	Identifiable intangible assets and goodwill

10.1	Finite-lived intangible assets

Details of finite-lived intangible assets are provided in the table below.

	As at 31 December 2012
	Customer contracts	Know-how and brand name	Other intangibles	Total

Gross carrying amount	159,712	2,412	—	162,124
Accumulated amortisation	(110,872)	(2,369)	—	(113,241)
Net book value	48,840	43	—	48,883

	As at 31 December 2011
	Customer contracts	Know-how and brand name	Other intangibles	Total

Gross carrying amount	158,706	1,518	1,165	161,389
Accumulated amortisation	(93,312)	(1,518)	(1,078)	(95,908)
Net book value	65,394	—	87	65,481

During the year ended 31 December 2010, the Group recognized an impairment loss of €944, representing the carrying value of its sales rights in connection with a Telefonica International Wholesale Services contract. No significant future revenues were expected from these sales rights.

We estimate that we have no significant residual value related to our intangible assets.

Amortisation expense related to finite-lived intangible assets was €16,579, €16,853 and €16,400 for the years ended 31 December 2012, 2011 and 2010, respectively. The estimated amortisation expense of finite-lived intangible assets as of 31 December 2012 for the next five years is as follows:

WP Roaming III S.à r.l. and subsidiaries
Notes to the consolidated financial statements
(In € thousands, except share data)

Year ended 31 December 2013	16,568
Year ended 31 December 2014	15,497
Year ended 31 December 2015	11,248
Year ended 31 December 2016	5,097
Year ended 31 December 2017	1,632

10.2	Goodwill

Details of goodwill are provided in the table below.

Goodwill

As at 1 January 2010	256,187
Effect of foreign currency translation	(398)
As at 31 December 2010	255,789
Acquisitions (note 4)	4,301
Impairment, included in discontinued operations (note 7)	(1,518)
Effect of foreign currency translation	(83)
As at 31 December 2011	258,489
Acquisitions	—
Transfer to discontinued operations	—
Effect of foreign currency translation	(582)
As at 31 December 2012	257,907

On 30 June 2012, Syniverse signed a definitive agreement to acquire the Group. The fair value of Goodwill implicit in the agreement as allocated by Management to each reporting unit, less costs to sell, exceeded carrying values. As a result, no impairments were recognised during the year ended 31 December 2012.

11.	Equity method investee

The Group has a 45% interest in Link2One. The other shareholder, Telefónica Móviles España, owns the other 55%. Link2One provides a third party centre (called a hub) that automates all the tests and technical procedures to standardise telecommunications operators' requirements in connection with arrangements for the provision of roaming services. The Group's investment in Link2One has been included in other long term assets.

Details of the Group's investment in Link2One are described in the table below.

Equity investment

Carrying value at 1 January 2010	150
Equity income	450
Carrying value at 31 December 2010	600
Equity income	796
Carrying value at 31 December 2011	1,396
Equity income	745
Dividends declared and paid	(1,043)
Other	97
Carrying value at 31 December 2012	1,195

WP Roaming III S.à r.l. and subsidiaries
Notes to the consolidated financial statements
(In € thousands, except share data)

12.	Debt

Details of debt are provided in the table below.

	31 December
	2012	2011

Senior loan facility denominated in U.S. dollars	60,844	68,573
Senior loan facility denominated in Euros	308,632	326,501
Total debt	369,476	395,074
Less: current portion	(369,476)	(18,419)
Total debt	—	376,655

The Group incurred issuance costs associated with the senior loan facility. The Group amortises these costs to interest expense using the effective interest method over the term of the debt.

Amortisation expense for the years ended 31 December 2012, 2011 and 2010 was €2,250, €1,900 and €2,343, respectively. The deferred issuance costs are included in the consolidated balance sheets as follows:

	31 December
	2012	2011

Prepaid expenses	9,169	1,914
Deferred costs, net	—	7,339
Total	9,169	9,253

Maturities of debt for the years succeeding 31 December 2012 are as follows:

Year ended 31 December 2013	19,744
Year ended 31 December 2014	68,002
Year ended 31 December 2015	136,035
Year ended 31 December 2016	145,695
Year ended 31 December 2017	—
Total	369,476

In 2007, the Group entered into bank financing with a bank syndicate (the “Senior Loan Facility”). At inception, the Senior Loan Facility included tranches denominated in Euro and U.S. dollars for €378,771 and $110,493, respectively. As at 31 December 2012, the principal balances of the Euro and U.S. dollar tranches were €308,629 (2011: €326,501) and $60,844 (2011: $68,573), respectively. The Senior Loan Facility has maturities from 2013 to 2016 depending on tranches and bears interest at EURIBOR for Euro denominated tranches and LIBOR for U.S. dollar denominated tranches plus a margin ranging from 2.00% to 4.50%. In addition, the Senior Loan Facility includes certain covenants.

In 2010 the Group completed a re-financing of the Senior Loan Facility. The negotiations were finalised and a waiver and amendment letter (the “Amendment Agreement”) was signed by the Facility Agent on behalf of the lenders in February 2010 with the result that Warburg Pincus agreed to invest a further €47,500 into the Group to (i) prepay a portion of the Term Loans for €35,000 and (ii) provide funds to be used by the Group for acquisitions, joint ventures, capital expenditure and similar for €12,500. Part of the Group's revolving credit commitment of €60,000 was cancelled. There were no changes to the remaining revolving credit commitment of €52,500 which bears variable interest rates of EURIBOR for Euro denominated and LIBOR for U.S. denominated commitment plus 3.75% margin. To date the Group has not utilised the revolving credit commitment. The commitment expires in May 2014. The interest payable going forward was amended and the margin increased to a range between 3.75% and 5.50%. The external financial covenants were reset at a level to create a better operational environment for the business of the Group during the

WP Roaming III S.à r.l. and subsidiaries
Notes to the consolidated financial statements
(In € thousands, except share data)

period of global market recovery, and additional financial covenants have been introduced. The Amendment Agreement became effective on 31 March 2010. The final maturity did not change. The amendment of the loan did not trigger the extinguishment of the prior financing.

The Group must comply with contractually defined covenant ratios regarding earnings, cash flows and borrowings and capital expenditure. In July 2012, the Group paid a €2,150 fee to obtain a waiver from the covenants compliance from the lenders until 30 June 2013, by which date the sale of the Group to Syniverse as described in note 1.1 is expected to complete. The waiver fee was included in debt issuance costs and is amortised using the effective interest method to the contractual maturity of the debt.

The Senior Loan Facility is secured by substantially all the assets of the Group. The Senior Loan Facility becomes mandatorily repayable in full upon change of control.

In the absence of further negotiations, repayment of the Senior Loan Facility will be triggered by the expiration of the covenants compliance waiver on 30 June 2013, at which time we believe it is likely that we will be in default of our covenants. As a result, the Senior Loan Facility and the related debt issuance costs have been reclassified to current liabilities and current assets, respectively, at 31 December 2012.

The interest charge under the Senior Loan Facility during the years ended 31 December 2012, 2011 and 2010 was €22,061, €23,700 and €21,686, respectively.

13.	Notes to related parties

Details of notes to related parties are provided in the table below.

	31 December	31 December
	2012	2011

CPEC
Proceeds from issuance	253,001	253,001
Accumulated interest	9,400	8,086
	262,401	261,087
PEC
Proceeds from issuance	124,622	124,622
Accumulated interest	83,825	72,111
	208,447	196,733
SPEC
Proceeds from issuance	47,500	47,500
Accumulated interest	41,499	23,645
	88,999	71,145

Total notes to related parties	559,847	528,965

The Convertible notes (CPEC) and Notes to related parties (PEC and SPEC) were issued to the ultimate equity parent as part of funding structure of the Group. The instruments have a contractual 49-year maturity, but are repayable on demand as described below. However, they are subordinated to the Senior Loan Facility described in note 12, which includes a clause preventing the reimbursement of the notes prior to the reimbursement of the Senior Loan Facility. Accordingly Management has classified these instruments as non-current liabilities

13.1	Convertible Preferred Equity Certificates

The convertible notes shall be convertible into conversion shares at the option of the Company, provided that it must obtain the prior consent of the holders which shall be entitled to refuse the conversion and require that the convertible

WP Roaming III S.à r.l. and subsidiaries
Notes to the consolidated financial statements
(In € thousands, except share data)

notes be repurchased at the highest of the ordinary or at the optional repurchase price. The ordinary repurchase price corresponds to the price equal to the par value of each outstanding convertible note. The optional repurchase price shall be, at any time, the sum of the market value, on a fully diluted basis, of the conversion shares into which the convertible notes would have been convertible plus any accrued yield that is unpaid at the date on which the optional repurchase price is exercised. The Group estimates that the redemption price (corresponding to the optional repurchase price) equals the ordinary repurchase price as at 31 December 2012.

The convertible notes can be converted into equity at the discretion of the note holder. As long as the notes are not converted into equity or repurchased the convertible notes bear an annual interest rate of 0.5188% and the maturity date is the 49th anniversary from the date of the issuance.

The convertible notes - with respect to payment rights, repurchase and rights on a liquidation, winding up or dissolution - rank prior to all subordinated securities but shall be subordinated to all other present and future obligations of the Group (including all senior debts whether secured or unsecured).

The interest charge under convertible preferred equity certificates (CPEC) during the years ended 31 December 2012, 2011 and 2010 was €1,314, €1,311 and €1,308, respectively.

13.2	Preferred Equity Certificates

The preferred equity certificates (PECs) are non-convertible and were issued between 2005 and 2008. They have a term of 49 years but can be repurchased earlier pursuant to certain conditions. The PECs bear an interest rate of 9.44%.

The PECs, with respect to payment rights, repurchase and rights on a liquidation, winding up or dissolution, rank prior to all subordinated securities but shall be subordinated to all other present and future obligations of the Group (including all senior debts and mezzanine debts whether secured or unsecured).

The interest charge relating to PECs during the years ended 31 December 2012, 2011 and 2010 was €11,714, €11,837 and €11,717, respectively.

13.3	Senior Preferred Equity Certificates

The Senior PEC were issued in 2010 as part of the refinancing described in note 12 for €47,500, bearing an interest rate of 25.09% per year for 49 years maturing in 2059.

The Senior PEC with respect to payment rights, repurchase and rights on a liquidation, winding up or dissolution, rank prior to all subordinated securities but shall be subordinated to all other present and future obligations of the Group (including all senior debts and mezzanine debts whether secured or unsecured).

The interest charge relating to Senior PECs during the years ended 31 December 2012, 2011 and 2010 was €17,854, €14,240 and €9,405, respectively.

14.	Ordinary shares

As of 31 December 2011, the Company's issued capital consisted of 177,185 ordinary shares at €50 each. On 24 July 2012, the Company issued an additional 598,000 ordinary shares at a price of €50 each to its sole shareholder. As of 31 December 2012, the issued capital consisted of 775,185 ordinary shares at €50 each. The holders of ordinary shares are entitled to receive dividends as declared from time to time and are entitled to one vote per share at Company meetings.

In accordance with regulations in Luxembourg we are restricted from making distributions or paying dividends on the first €3,835 of retained earnings. The restriction relates to a net wealth tax equal to five times the amount of the net liability due for a specific year and must remain for a period of five years.

15.	Hedging activities and derivatives

WP Roaming III S.à r.l. and subsidiaries
Notes to the consolidated financial statements
(In € thousands, except share data)

In 2010, following the refinancing, the Group entered into an interest rate swap in order to hedge the variable interest received on its Senior Loan Facility (note 12). The purpose of this transaction was to provide a hedge against the effects of changes in the interest rates on our Euro and U.S. Dollar denominated Senior Loan facility which carries a variable interest rate. The hedge effectively swapped variable rate interest expense to fixed rate interest expense as noted in the table below, thereby reducing our exposure to interest rate fluctuations.

The interest rate swap has been designed as a cash flow hedge and has the following characteristics:

		At 31 December
		2012		2011
		Fair value	Notional amount	Fair value	Notional amount
Currency	Maturity
U.S. dollar	June 29, 2012	—	—	(176)	53,154
Euro	June 29, 2012	—	—	42	249,191
Total		—	—	(134)	302,345

The above instruments matured in 2012. At maturity, the final mark-to-market fair value adjustment resulted in a loss of €371 and was recorded as interest expense in the consolidated statements of operations of the year ended 31 December 2012. As at 31 December 2011, the above instruments were considered to be highly effective and a total unrealised loss of €134 gross of deferred tax asset of €41 was recorded in accumulated other comprehensive loss.

16.	Fair value of financial instruments

The fair values of the financial assets and liabilities are included at the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The following methods and assumptions were used to estimate the fair values at 31 December 2012:

•	Cash and short-term deposits, accounts receivable, trade payables and other current liabilities approximate their carrying amounts largely due to the short term maturities of these instruments.

•	The fair value of the Senior Loan Facility approximates its carrying value due to the variable rate resetting on a quarterly basis and market based credit spread.

•	The fair value of notes to related parties is approximately €177,000 (2011: €177,000) based on residual enterprise value stated in the sale and purchase agreement described in note 1.1.

•
The most frequently applied valuation techniques related to derivative financial instruments include forward pricing and swap models, using present value calculations. The models incorporate various inputs including the credit quality of counterparties and interest rate curves.

The Group uses the following hierarchy for determining and disclosing the fair value of financial instruments by valuation technique:

Level 1:    quoted (unadjusted) prices in active markets for identical assets or liabilities;
Level 2:    other techniques for which all inputs which have a significant effect on the recorded fair value are observable, either directly or indirectly; and
Level 3:    techniques which use inputs which have a significant effect on the recorded fair value that are not based on observable market data.

Details of the Group's financial instruments measured at fair value are provided in the tables below.

WP Roaming III S.à r.l. and subsidiaries
Notes to the consolidated financial statements
(In € thousands, except share data)

	As at 31 December 2012
	Total	Level 1	Level 2	Level 3
Liabilities
Contingent consideration	1,025	—	—	1,025

	As at 31 December 2011
	Total	Level 1	Level 2	Level 3
Liabilities
Interest rate swaps	134	—	134	—
Contingent consideration	1,025	—	—	1,025

During the reporting years ending 31 December 2012 and 2011, there were no transfers between Level 1 and Level 2 fair value measurements and no transfers into and out of Level 3 fair value measurements.

17.	Income taxes

The components of income tax benefit from continuing operations are described in the table below.

	For the year ended 31 December
	2012	2011	2010
Current:
Domestic	268	1,145	(2,633)
Foreign	4,035	4,234	5,269
	4,303	5,379	2,636
Deferred:
Domestic	(8,178)	(1,005)	263
Foreign	7,407	1,274	(3,713)
	(771)	269	(3,450)
Income tax expense / (benefit)	3,532	5,648	(814)

A reconciliation between the Group's domestic Luxembourg statutory corporation tax rate and effective tax rate is provided in the table below.

	For the year ended 31 December
	2012	2011	2010

Domestic statutory corporate tax rate	31.05%	31.05%	30.84%
Taxation based on the above rate	(12,222)	(6,301)	(6,439)
Effects of:
Tax rates in foreign jurisdictions	841	181	1,344
Change in valuation allowance	3,288	3,892	2,679
Other non-deductible expenses	10,993	7,567	5,661
Change in tax rate	—	273	(120)
Other	632	36	(3,939)
Income tax expense / (benefit)	3,532	5,648	(814)

WP Roaming III S.à r.l. and subsidiaries
Notes to the consolidated financial statements
(In € thousands, except share data)

The domestic and foreign components of loss from continuing operations before income tax benefit and equity income in investee are described in the table below.

	For the year ended 31 December
	2012	2011	2010

Domestic	(32,641)	(21,081)	(5,676)
Foreign	(8,175)	788	(15,202)
Total	(40,816)	(20,293)	(20,878)

Details of deferred tax assets and liabilities are described in the table below.

	At 31 December
	2012	2011
Deferred tax assets
Property and equipment	240	2,192
Intangibles	—	965
Tax losses	69,893	70,813
Other	1,678	4,871
	71,811	78,841
Less: Valuation allowance	(47,927)	(48,673)
Total deferred tax assets	23,884	30,168

Deferred tax liabilities
Property and equipment	—	(225)
Intangibles	(15,077)	(21,487)
Other	(3,503)	(452)
Total deferred tax liabilities	(18,580)	(22,164)

Net deferred tax asset	5,304	8,004

As at 31 December 2012 deferred tax assets include net accumulated domestic net operating losses of €183,394 (2011: €183,649) and net accumulated foreign operating losses of €51,072 (2011: €37,791). The net accumulated operating losses do not expire. The change in the valuation allowance is related mainly to current period net operating losses in jurisdictions for which realisation is not more likely than not, as well as; net increases in the valuation allowance in jurisdictions where it has been determined that realisation of the related deferred tax assets are no longer realisable.

As at 31 December 2012 and 2011, there was no recognised deferred tax liability for the withholding tax and other taxes that would be payable on the unremitted earnings of certain subsidiaries. The Group has determined that undistributed profits of its subsidiaries will not be distributed in the foreseeable future and the amount of unrecognised deferred tax liabilities on these undistributed earnings is not practicable to determine.

Tax years 2007 through 2012 remain subject to examination by tax authorities in Luxembourg. There are no material income tax examinations currently in process. In our major international tax jurisdictions, tax years 2007 and subsequent years remain open in examination by respective tax authorities. The Danish tax authorities have initiated examinations of the Danish tax returns for 2010.

18.	Employee benefits

WP Roaming III S.à r.l. and subsidiaries
Notes to the consolidated financial statements
(In € thousands, except share data)

The Group has a defined contribution plans in certain locations set up in accordance with the local statutory requirements. The Group made contributions to the plans of both continuing and discontinued operations during the years ended 31 December 2012, 2011 and 2010 in the amount of €1,439, €1,555 and €1,573, respectively.

19.	Commitments

Operating leases - The Group leases a number of cars and office space under operating leases. The leases typically run for an initial period of between one and ten years with an option to renew the lease after that date. Lease payments are increased annually to reflect market rentals. None of the leases include contingent rentals.

Total rent expense under these operating leases was €2,195, €3,054 and €2,852 for the years ended 31 December 2012, 2011 and 2010, respectively.

Details of future minimum lease payments under non-cancellable operating lease are provided in the table below.

Year ended 31 December 2013	1,758
Year ended 31 December 2014	1,290
Year ended 31 December 2015	491
Year ended 31 December 2016	54
Year ended 31 December 2017	26
Thereafter	26
Total	3,645

20.	Contingencies

20.1	Redeemable Non-controlling Interest

In connection with our acquisition of MACH FZ-LLC our partner and minority shareholder who holds the remaining 10% interest, was granted the right, to require us to purchase for cash all, of its shares in MACH FZ-LLC. Upon exercising this right, the market value of MACH FZ-LLC shares was to be determined by mutual agreement. In 2008 our partner exercised the option however the market value of the remaining 10% equity interest was not mutually agreed. The matter is now in arbitration in Dubai and an independent valuer is being appointed. Depending on the outcome of the arbitration, the carrying amount of Redeemable Non-controlling Interest of €156 and €156 at the end of 31 December 2012 and 31 December 2011 may differ from the fair value determined as a result of arbitration proceedings.

20.2	Legal proceedings

The Group and its subsidiaries are contingently liable with respect to lawsuits and other matters that arise in the normal course of business. As at 31 December 2012 and 2011, we had accrued aggregate liabilities of €1,939 and €1,000, respectively, in accrued liabilities for all of our contingent legal matters. We believe that the currently pending legal proceedings, individually or in the aggregate, will not have a material adverse impact on our financial position, results of operations or cash flows beyond amounts that have been accrued in the financial statements, although we can make no assurances in this regard.

The Group is currently in dispute with the minority shareholder of MACH FZ-LLC in relation to:

•	The valuation of their shareholding in MACH FZ-LLC following the exercise of a put option to sell its shares to the Group as discussed above.

•
The termination of the Value Added Distributor Agreement by MACH S.à r.l. for material breach of contract. The counterparty has filed a claim for $5,680 (€4,286) plus interest under Swiss law. In relation to the termination of the Value Added Distributor Agreement, a first hearing in front of the Swiss court of Arbitrage took place in June 2011, based on which the Court is in the view that MACH may be liable for a gross amount to a maximum $1,000 (€760). The court process was delayed due to a lapse in the minority shareholder corporate registration,

WP Roaming III S.à r.l. and subsidiaries
Notes to the consolidated financial statements
(In € thousands, except share data)

however, the registration was reinstated and further proceedings are expected in 2013. An accrual of $250 (€189) was recorded as of 31 December 2012. No accrual was recorded as of 31 December 2011.

The Group is currently in dispute with a third party in relation to a breach of contract claiming damages in an amount of not less than $3,000 (€2,270). Although the Group's actions are consistent with the requirements of the contract and are in line with common payment practice between companies, an accrual of €750 was recorded as of 31 December 2012.

During 2011, a dispute arose between a client and the Group with regards to the fees applicable to rerating and repricing services rendered. In the interest of resolving the dispute, the parties decided through an agreement, without it constituting acknowledgement of any responsibility or of the legitimacy of the arguments of either party, to put an end definitively and irrevocably to their dispute with a settlement and lump sum payment. The Group agreed to pay its client a settlement in the form of a definitive payment of €1,000 split over a period of 36 months as of 1 January 2012, in return for the client's waiver of action against the Group. At 31 December 2012 and 2011, the amounts accrued were €666 and €1,000, respectively.

The Group is reviewing the various different written terms of business that are currently in place with customers as a result of acquisition of entities over the years and the operation of services across different jurisdictions. The review has confirmed that some of the Group's written contractual framework may not always accurately describe the arrangements which operate in practice between customer and the Group.

Based on the course of dealings with its customers to date, the Group does not expect that these disparities will lead to disputes that could have a material financial impact on the Group. However, in the unlikely event a substantial part of the Group's customers would litigate and the court would not uphold the Group's arguments, then the financial impact could be material however the amount of potential loss cannot be reasonably estimated. To further mitigate the risk, the Group is also in the process of updating and clarifying its contractual arrangements with the customers.

21.	Related parties

21.1	Transactions with parent

The Group has issued convertible and other notes to its parent company, WP Roaming S.à r.l. For further details regarding carrying amount and interest, please refer to note 13.

22.	Subsequent events

As a pre-completion undertaking of the proposed acquisition of the Group by Syniverse Holdings, Inc. both parties are engaged presently with various regulatory reviews, most notably with the European Commission (the “EC”). Reviews are also on-going in Brazil, Colombia, Ukraine and Jersey. The EC initiated a Phase II investigation under the EC process on 3 January 2013 with a focus on three of the parties' mutual market areas (GSM DC services, FC services for Roaming, and NRTRDE). On 6 March 2013 the EC issued a Statement of Objections (the “SO”) in relation to the proposed transaction based on its assessment of the negative competitive impact in two market areas (GSM DC services and NRTRDE). The parties have been engaged with the EC in relation to potential structural solutions which they believe should satisfy the issues raised within the SO and enable the transaction to be approved. To this end formal Commitments have been submitted by Syniverse Holdings, Inc on 11 March 2013 to the EC and discussions between the EC and the parties on the nature of the proposed structural solution remain on-going. Both the Group and Syniverse Holdings, Inc. continue to target completion of the transaction in advance of the agreed Long-Stop date within the Sale and Purchase Agreement dated 30 June 2012.